Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333‑236155 on Form S‑8  of our reports dated March 25, 2020, relating to the consolidated financial statements of Battalion Oil Corporation and Subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s reorganization under the bankruptcy code) and the effectiveness of Battalion Oil Corporation and Subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10‑K of Battalion Oil Corporation for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
March 25, 2020